Exhibit 10.31

PLATO LEARNING, INC.
2006 STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

PLATO Learning, Inc., a Delaware corporation (the “Company”), hereby grants to [Name] (the “Participant”) on this [Date] (the “Grant Date”) a Performance Share Award subject to the terms and conditions set forth herein and pursuant to the provisions of the PLATO Learning, Inc. 2006 Stock Incentive Plan (the “Plan”) and the Participant Annual Equity Incentive Plan (“Annual Incentive Plan”). Any term capitalized herein, but not defined, will have the meaning set forth in the Plan.

1. Performance Share Award Subject to Acceptance of Agreement.

The Award of any Performance Share pursuant to this Agreement will be null and void unless the Participant accepts this Agreement by executing it in the space provided below and returning it to the Company within thirty (30) days following the Grant Date.

2. Terms of Performance Share Award.

2.1 Number of Performance Shares. In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant (the “Award”) an aggregate of [Number] Performance Shares. Each Performance Share represents the right to receive a distribution of one share of the Company’s Common Stock, par value $.01 per share (each, a “Share”) upon such Performance Share becoming vested in accordance with Section 2.2 and 2.3.

2.2 Vesting of Performance Shares. Except as otherwise provided herein and in Section 2.3, the Performance Shares will vest and become nonforfeitable as follows: (1) 33.3% of the Performance Shares (rounded down to the nearest whole Share) shall be immediately vested as of the Grant Date; (2) 33.3% of the Performance Shares (rounded down to the nearest whole Share) will vest on December 10, 2009 so long as the Participant has remained continuously employed up to and including such date; and (3) the remaining Performance Shares will vest on December 10, 2010 so long as the Participant has remained continuously employed up to and including such date.

2.3	Termination of Service.

2.3 (a) Death, Disability, or Retirement. In the event a Participant’s employment with the Company and any Affiliate terminates by reason of Death, Disability, or Retirement any Performance Shares unvested at the time of the Participant’s termination by reason of Death, Disability, or Retirement, shall be forfeited.

2.3 (b) Voluntary Termination without Good Reason or Involuntary Termination with Cause. For purpose of this Agreement “Good Reason” shall exist if the Company, without Participant’s written consent: (i) materially reduces the nature, scope, level or extent of Participant’s responsibilities; (ii) reduces Participant’s salary; (iii) gives written notice to the Participant not to extend the Term of any Employment Agreement in effect; or (iv) relocates Participant’s principal business office to a location which is more than fifty (50) miles from both (A) Participant’s principal business office immediately prior to such relocation and (B) Participant’s principal place of residence at the time of such relocation. For the purposes of this Agreement, “Cause” shall mean Participant’s: (i) indictment or plea of guilty or nolo contendere involving any felony or gross misdemeanor involving dishonesty, fraud, or breach of trust under any law of the United States or any State thereof; (ii) willful engagement in any conduct or gross negligence that in either case materially injures the Company or any of its subsidiaries; or (iii) willful and substantial nonperformance of assigned duties, provided that such nonperformance has continued more than ten days after the Company has given written notice of such nonperformance and of its intention to terminate Participant’s employment because of such nonperformance. Upon Voluntary Termination without Good Reason or Involuntary Termination with Cause any Performance Shares unvested at the time of the Participant’s termination by reason of Voluntary Termination without Good Reason or Involuntary Termination with Cause, shall be forfeited.

2.3 (c) Voluntary Termination with Good Reason or Involuntary Termination without Cause. In the event a Participant’s employment with the Company and any Affiliate is Voluntarily Terminated with Good Reason or Involuntarily Terminated without Cause, at any time prior to the last vesting date of the Performance Shares, all remaining unvested Performance Shares shall vest.

2.3 (d) Change in Control. If at any time prior to the last vesting date of the Performance Shares there is a Change in Control, the Performance Shares shall immediately vest.

2.4 Timing and Form of Payout. Within five business days following a Performance Share becoming vested pursuant to Section 2.2 and 2.3, the Participant shall receive a distribution of one corresponding Share.

2.5 Withholding Taxes. The Company will have the right to deduct or withhold, or require the Participant to remit to the Company, the minimum amount necessary to satisfy federal, state, and local taxes, domestic or foreign, as required by law or regulation to be withheld with respect to any taxable event arising under this Plan, including by withholding Shares otherwise distributable to the Participant pursuant to this Agreement.

3. Restrictive Covenants.

If the Participant breaches any non-disclosure, non-compete, non-solicitation provisions pursuant to Sections 3.1, 3.2 and 3.3 or other provisions of this Agreement, whether during or after termination of Service, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit any and all Performance Shares granted to him or her under this Agreement, including Shares that have been distributed upon vesting of Performance Shares. In the event that the Participant shall forfeit rights to any Shares to which the Performance Shares relate, the Participant shall, within 10 days of the date of the Company’s written request, return this Agreement to the Company for cancellation.

3.1 Non-Disclosure. Participant agrees not to directly or indirectly, without the Company’s prior written consent: (i) use or disclose, for the benefit of any person, firm or entity other than the Company and its subsidiaries, the Confidential Business Information of the Company or any of its subsidiaries; (ii) distribute or disseminate in any way to any person, firm or entity anyone other than the Company and its subsidiaries, any Confidential Business Information in any form whatsoever; (iii) copy any Confidential Business Information other than for use by the Company or any of its subsidiaries; (iv) remove any Confidential Business Information from the premises of the Company; (v) fail to safeguard all confidential documents; and (vi) copy any confidential documents belonging to any of the Company’s customers. For purposes of this Agreement, “Confidential Business Information” means information or material that is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain, including but not limited to its computerized and manual systems, procedures, reports, client lists, review criteria and methods, financial methods and practices, plans, pricing and marketing techniques, business methods and procedures and other valuable and proprietary information relating to the pricing, marketing, design, manufacture and formulation of educational software, as well as information regarding the past, present and prospective clients of the Company or any of its subsidiaries, and their particular needs and requirements, and their own confidential information. Upon termination of employment for any reason, Participant agrees to return to the Company all policy and procedure manuals, records, notes, data, memoranda, and reports of any nature (including computerized and electronically stored information) which are in Participant’s possession and/or control which relate to (i) the Confidential Business Information of the Company or any of its subsidiaries, (ii) the business activities or facilities of the Company or its past, present, or prospective clients.

3.2 Non-Compete. During the period of Participant’s Service and for a period of one (1) year following termination of this Agreement and Participant’s employment for any reason (the “Restricted Period”), Participant will not directly or indirectly, on his or her behalf, or as a partner, officer, director, trustee, member, employee, or otherwise, within the United States or in any foreign market in which Participant was engaged in activities on behalf of the Company or any of its subsidiaries, own, engage in or participate in, in any way, any business that is similar to or competitive with any actual or planned business activity engaged in or planned by the Company or any of its subsidiaries at the time the Participant was terminated. However, this Agreement shall not prohibit ownership by Participant of up to 2% of the shares of stock of any corporation the stock of which is listed on a national securities exchange or is traded in the over-the-counter market.

3.3 Non-Solicitation. During the Restricted Period, Participant will not directly or indirectly, for the purpose of selling services and/or products provided or planned by the Company or any of its subsidiaries at the time the Participant’s employment was terminated, call upon, solicit or divert any actual customer or prospective customer of the Company or any of its subsidiaries, unless employed by the Company to do so. An actual customer, for purposes of this Section, is any customer to whom the Company or any of its subsidiaries has provided services and/or products within one year prior to Participant’s termination of employment. A prospective customer, for purposes of this Section, is any prospective customer to whom the Company or any of its subsidiaries sought to provide services and/or products within one year prior to the date of Participant’s termination of employment when Participant had knowledge of or was involved in such solicitation. Participant further agrees that during the Restricted Period Participant shall not directly or indirectly induce any person to leave the employ of the Company or any of its subsidiaries, or solicit any person who is currently or was an employee of the Company or any of its subsidiaries at any time during the twelve months prior to Participant’s termination of employment.

3.4 Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

4. Transferability of Performance Shares. The Performance Shares awarded under this Agreement are transferable only by will or the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)).

5. Securities Law Requirements. If at any time the Committee determines that issuing Shares pursuant to the Award would violate applicable securities laws, the Company will not be required to issue Shares. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Agreement or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

6. No Limitation on Rights of the Company. The grant of a Performance Share will not in any way affect the right or power of the Company to make adjustments, reclassification, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

7. Plan and Performance Shares Not a Contract of Employment. Neither the Plan nor this Agreement is a contract of employment, and no terms of employment of the Participant will be affected in any way by the Plan, this Agreement, or related instruments except as specifically provided therein. Neither the establishment of the Plan nor this Agreement will be construed as conferring any legal rights upon the Participant for a continuation of employment, nor will it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that treatment might have upon him or her as a Participant.

8. Participant to Have No Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to any Performance Share until such Performance Shares has been satisfied with a distribution of a corresponding Share and the Participant is recorded as the holder of such shares of common stock on the records of the Company.

9. Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered, or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437, Attention: Corporate Secretary and, in the case of the Participant, to the last known address of the Participant in the Company’s records.

10. Governing Law. This Agreement and the Performance Share Award will be construed and enforced in accordance with, and governed by, the laws of the State of Minnesota, determined without regard to its conflict of law rules. The Company and the Participant agree that the jurisdiction and venue for any disputes arising under this Agreement or any action brought to enforce (or otherwise relating to) this Award Agreement shall be exclusively in the courts in the State of Minnesota, County of Hennepin, including the Federal Courts located therein, should Federal jurisdiction exist.

11. Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully herein. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

PLATO LEARNING, INC.

By:	—
Michael A. Morache
President and Chief Participant Officer

Accepted this      day of
     , 200

[NAME]